Exhibit 23.5

CONSENT OF EDWARD BRAMAN

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a person about to become director and described in the Registration Statement on Form S-1 of U.S. Xpress Enterprises, Inc., and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Edward Braman
Edward Braman

May 23, 2018